Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, Chairman/Chief Executive Officer; Andrew Clifford, President - (713) 458-1560

Website:

www.saratogaresources.com

Saratoga Resources, Inc. Files Notice of Hearing on Approval of Adequacy of

Disclosure Statement for Joint Chapter 11 Plan of Reorganization

Houston, TX – June 21, 2016 – Saratoga Resources, Inc. (OTC Pink Market: SARAQ; the “Company” or “Saratoga”) today announced that it has filed a Notice of Hearing on Approval of Adequacy of Disclosure Statement for Joint Chapter 11 Plan of Reorganization (the “Notice of Hearing”).

As reflected in the Notice of Hearing, Saratoga, and its subsidiaries, on June 13, 2016, filed a Joint Chapter 11 Plan of Reorganization (the “Plan”) and a Disclosure Statement (the “Disclosure Statement”). By order dated June 15, 2016, a hearing for consideration of the adequacy of the Disclosure Statement has been scheduled for July 19, 2016 at 10:00 a.m. at the U.S. Bankruptcy Court, Western District of Louisiana, 214 Jefferson Street, Suite 100, Lafayette, Louisiana (the “Bankruptcy Court”) and July 12, 2016 has been set as the last day to file objections to the Disclosure Statement.  The Plan and Disclosure Statement are on file and available for review at the Office of the Clerk of Court at the Bankruptcy Court at the above address and on the Court’s website www.lawb.uscourts.gov.  Copies of the Plan and Disclosure Statement are also available without cost at http://hellerdraper.com/harvest/ or upon written request from Heller, Draper, Patrick, Horn & Dabney, L.L.C., Attn: Cherie Nobles, 650 Poydras Street, Suite 2500, New Orleans, Louisiana 70130-6103, (504) 299-3300 or cnobles@hellerdraper.com.

Saratoga also filed a Motion for Relief from Bankruptcy Rule 2002(d) (the “Motion for Relief”) which seeks relief from the requirement of Bankruptcy Rule 2002(d) that a debtor provide notice to all equity security holders of, among other things, the time fixed for filing objections to and the hearing to consider approval of a disclosure statement, the time fixed for filing objections to and the hearing to consideration confirmation of a plan of reorganization and the time fixed to accept or reject a proposed modification of a plan.

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